Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-98775 and 333-132227 and Form S-8 Nos. 333-99597, 333-103368 and 333-118347) of Equity One, Inc. and in the related Prospectuses of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of Equity One, Inc., Equity One, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equity One, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Miami, Florida
February 26, 2007